Second Amendment to License Agreement

This Second Amendment to License Agreement is dated February 26, 2024 (“Second Amendment”) and is entered into between Apogee Therapeutics, Inc., (“Licensee”) and MIL 6T, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated November 22, 2023, as amended by that certain First Amendment to License Agreement dated December 4, 2023 (“License Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;

WHEREAS, Licensor and Licensee desire to amend the License Agreement in certain respects as set forth herein; and,

WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Second Amendment, have the same meaning as set forth in the License Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the License Agreement is hereby amended as follows:

1.
Parking. Section 6 is hereby amended by adding the following new Section 6(i) to the end of the Section:
(i)
Subject to ongoing availability, Licensee shall have a non-exclusive, revocable license to use one (1) additional unreserved parking space (“Additional Parking Space). Except as expressly stated otherwise the Additional Parking Space shall be subject to the same terms as Licensee’s Parking Spaces. Licensee shall be responsible for the Additional Parking Space Fee (defined below) for such space regardless of whether its Users use the Additional Parking Space. Licensee shall pay, in addition to the License Fee and Parking Fees, a monthly parking fees equal to the prevailing rate for the Additional Parking Space (“Additional Parking Space Fees”) and shall pay such Additional Parking Space Fees to SmartLabs at the time each License Fee payment is due. For the avoidance of doubt SmartLabs reserves the right to revoke Licensee’s use of the Additional Parking Space upon advance written notice (email is sufficient).
2.
Broker. Licensee warrants and represents that Licensee has dealt with no broker in connection with the consummation of this Second Amendment, and, in the event of any brokerage claims asserted against Licensor predicated upon prior dealings with Licensee, Licensee agrees to defend the same and indemnify Licensor against any such claim.
3.
Ratification. Except as expressly amended hereby, all terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
4.
Counterparts. This Second Amendment to License Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Second Amendment as of the date first written above.

SMARTLABS Licensee

By: /s/ Brian Taylor___________________ By: /s/ Steve Raso____________________

Title: Executive VP of Biopharma Solutions Title: SVP, Analytical Dev & QC, Apogee Therapeutics

Date: 2/26/2024